Exhibit 10.40

PRIVATE & CONFIDENTIAL

December 1, 2015

Enrico Palermo

2821 Encina Ave

Mojave, CA 93501

Dear Enrico,

This letter is to acknowledge your position of Vice President of Operations with TSC, LLC (the “Company”), reporting to Doug Shane, President. Below is a summary of the terms of your employment with the Company. While you are, in effect, transitioning from Virgin Galactic, LLC (“Virgin Galactic”) to the Company, this transition will not affect your current benefits except that your pay and benefits will now be provided directly to you by TSC, LLC and your employment with Virgin Galactic will end on [December 31, 2015]. Below is a summary of the terms of your employment with the Company.

Employment

Your employment with the Company will commence on January 1, 2016 (the “Commencement Date”). This is a full-time, exempt position based in Mojave, CA. You agree to devote your full business time and best efforts to the performance of your duties and agree that during the term of your employment with the Company you will not engage in any other business, profession or occupation without the prior written consent of the Company. The Company will give you credit for your service with Virgin Galactic and Virgin Management for the period that you were employed by those companies, which began on November 10, 2006 until the end of this year for purposes of your employee benefits.

Contingencies

This offer is contingent upon you successfully passing a drug test and other background check measures. As required by law, you will also be required to provide documentation verifying your identity and legal authority to work in the United States no later than 3 business days after the date you commence work.

Salary and Bonus

Your base salary will be $215,000.00 per annum. You will be eligible to participate in the Company’s Bonus Plan under the terms and conditions of the plan, which terms are determined in the sole discretion of the Company. Your potential bonus amount will commensurate with your position at the Company during the bonus period. In your starting position, you would be eligible for an annual target bonus under the Bonus Plan of 25% of your Base Salary. The amount of your bonus will be based on achievement of various performance objectives, which may include Company, team and individual objectives as established and evaluated by the Company in its sole discretion. Any payment made under any Company bonus plan will be subject to all applicable taxes and withholdings. As always, the Company reserves the right to modify, terminate or otherwise amend its incentive plans from time to time as it deems necessary, as well as to use its sole discretion in determining any awards under any Company bonus plan.

Long Term Incentive Program

You will be a participant in the Company’s Long Term Incentive Plan (“LTIP”). Your entitlement percentage of 0.769% shall vest per the terms of your Amended and Restated VG Award Agreement dated October 7, 2011. The full terms and conditions of the LTIP and your benefits and obligations thereunder, shall be governed by and subject to the LTIP Plan and the Amended Restated Award Agreement.

Vehicle Allowance

We will provide you with an annual vehicle allowance of $3,323 (after applicable taxes). The vehicle allowance will be paid in equal monthly installments to you at the end of the month as per our standard payroll schedule and is subject to applicable taxes and withholdings.

Benefits

The following benefits will continue without interruption following the start of your employment: (1) medical and dental insurance for yourself and eligible family (which shall be subject to co-pay arrangements according to the terms of the plan), (2) short and long term disability insurance, and (3) group life insurance and accidental death coverage. All of these will be subject to medical examination (if required by the provider) and will be provided on the basis agreed by the Company from time to time. In addition you will be entitled to participate in the Company’s 401(k) retirement savings plan on the terms of that plan. The terms and conditions detailed in the applicable benefit plan documents shall govern in the event of any conflict or inconsistency with the information contained in this letter or with any other written or oral statements or representations.

Vacation

Your vacation will continue to accrue per pay period (160 hours per year) and you will stop accruing any further vacation if your accrued vacation balance reaches 1.75 times your annual accrual amount. You agree that any accrued vacation that you earned at Virgin Galactic that you have not used as of December 31, 2015 will be transferred to your Company vacation balance. If that maximum vacation accrual cap is reached, you will stop accruing vacation until you have used some of your accrued vacation time. Vacation time must be approved in advance by your manager. You will be granted time off for Company scheduled holidays and an additional five (5) paid days off: the day after T hanksgiving and 4 days between Christmas and New Year’s Day when the Company’s offices are closed for business. Vacation time must be used in accordance with Company policy.

Termination of Employment

Your employment with the Company is “at will”. This means there is no contract of employment, of any kind, between you and the Company for a specified period of time and that your employment may be terminated at any time, for any reason, with or without cause or advance notice, by either you or the Company. This at-will employment relationship may only be altered in an express, written document signed by you and the Company’s CEO.

Payments Upon Termination

Following any termination of employment, you will be entitled to (i) any earned but unpaid salary and accrued but unused vacation time; (ii) reimbursement for any un-reimbursed business expenses properly incurred by you in accordance with the applicable Company policies prior to the date of such termination, and (iii) such employee benefits, if any, as to which you may be entitled under the employee benefit plans in which you are participating as of the date of such termination of employment, including any accrued but unused vacation.

Severance Payment Upon Termination Without Cause

In addition, in the event the Company terminates your employment and such termination is not for “cause”, the Company will either (i) pay you an amount equal to the amount of your base salary at the rate in effect on the date of termination for a fourteen (14) week period following the date of termination, which amount shall be paid in equal bi-monthly installments by the Company or (ii)(A) continue your employment for a four (4) week period after notice of intent to terminate, and then (B) pay you an amount equal to the amount of your base salary at the rate in effect on the date of termination for a ten (10) week period following the date of termination , which amount shall be paid in equal bi-monthly installments by the Company. Any obligation of the Company to make such severance payments is conditioned upon your signing and not revoking a general release of claims (in a form prescribed by the Company). For purposes of this offer letter, “cause” shall mean (i) your continued willful failure or refusal to perform your duties to the Company for a period of 10 days following written notice by the Company to you of such failure; (ii) your indictment, conviction of, pleading guilty to, or confession of any crime or offense involving money or other property (other than de minimis property) of the Company or which constitutes a felony in the jurisdiction involved; (iii) any attempt by you to secure any personal monetary profit in connection with the business of the Company (other than through your compensation); (iv) willful misconduct or gross negligence in the course of your employment with the Company; or (v) the entry of an order of a court that remains in effect and is not discharged for a period of at least sixty (60) days, which enjoins or otherwise limits or restricts the performance by you of your duties to the Company, relating to any contract, agreement, or commitment made by or applicable to you in favor of any former employer.

Repatriation

In addition, in the event that your employment is terminated without “cause” because the Virgin Galactic project ceases to operate or the Company determines that you are no longer required to work on the project, and the Company is unable to re-deploy you into another role, and you leave the Virgin Group, the Company will pay the costs for you to be relocated to the UK or pay the equivalent costs of relocating you to the UK if you choose to move elsewhere.

Confidentiality/Intellectual Property

As a condition to your employment with the Company, you must sign and return the Employee Invention Assignment and Confidentiality Agreement (the “IP Assignment Agreement”) and New Hire Guidelines (the “New Hire Guidelines”) prior to commencement of your employment.

No Conflict

You hereby represent to the Company that (A) the execution and delivery by you of (i) this letter agreement, (ii) the IP Assignment Agreement, (iii) the New Hire Guidelines and (B) the performance by you of your duties to the Company hereunder and thereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which you are a party or otherwise bound.

Acceptance

In consideration for your employment, you agree to comply with all of the policies, guidelines, practices, and procedures of the Company from time to time.

For clarification and the protection of both you and the Company, your acceptance of this offer, the IP Assignment Agreement, and the New Hire Guidelines represents the sole agreement between you and the Company regarding the terms of this offer letter, the IP Assignment Agreement and the New Hire Guidelines.

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof and may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Please indicate your acceptance of our offer of employment by signing below where indicated and returning to us.

I am confident that you will continue rise to the challenges presented to you and make a significant contribution to our success.

Sincerely,

/s/ George T. Whitesides
George Whitesides
Chief Executive Officer

Agreed and accepted by:

/s/ Enrico Palermo	12/15/2015
Enrico Palermo	Date